Exhibit 10.7

July 31, 2017

Tom Giles

Houston, TX 77024

Re: Severance Letter Agreement

Dear Mr. Giles:

AFGlobal Corporation (the “Company”) has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to the Company and to recognize the continuing importance of your work to the success of the Company. Accordingly, the Company would like to provide you with severance protections pursuant to the terms of this letter agreement (the “Agreement”).

1. Effectiveness. This Agreement will become effective upon its execution by both parties.

2. Severance. In the event your employment is terminated by the Company without Cause (and not due to your death or Disability) or you resign for Good Reason, the Company shall

(a) pay to you an amount equal to your annual base salary (as in effect immediately prior to your termination date), payable in substantially equal installments in accordance with the Company’s normal payroll policies, commencing on your termination date and continuing for twelve (12) consecutive months thereafter; and (b) subject to your (i) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) continued copayment of premiums at the same level and cost to you as if you were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), provide you with continued participation in the Company’s group health plan and group life insurance plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of twelve (12) months, provided that you are eligible and remain eligible for COBRA coverage, and provided, further, that the Company may modify the continuation coverage contemplated herein to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable), and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease (with the payments and benefits under clauses (a) and (b) collectively, the “Severance”). The Company’s obligation to provide you with the Severance is subject to your compliance with the terms of this letter agreement (including the release requirement set forth in Section 4 herein and the restrictive covenant requirements set forth in Section 5 herein).

3. Existing Severance Arrangements. To the extent you are otherwise entitled to severance payments and/or benefits in connection with a termination of your employment pursuant to any other agreement, plan or arrangement with, or maintained by, the Company, you shall only be entitled to the Severance hereunder, which will be in lieu of any other severance payments and/or benefits under any such arrangements.

4. Release and Section 409A.

(a) Notwithstanding any provision in this letter agreement to the contrary, you hereby agree that the Company’s obligation to provide the Severance set forth in Section 2 herein shall be conditioned upon your execution and (non-revocation) of the Company’s standard release of claims, as modified in the Company’s sole discretion to preserve the enforceability of such agreement under applicable local law (the “Release”), within fifty-two (52) days of your termination date (with the date on which the Release becomes effective and non-revocable, the “Release Effective Date”).

(b) Any Severance payable under this letter agreement shall not be paid until the first scheduled payment date following the Release Effective Date, with the first such payment being in an amount equal to the total amount to which you would otherwise have been entitled during the period following the termination date, if such deferral had not been required; provided, however, that any such amounts that constitute nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) shall not be paid until the 60th day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled during the period following the termination date, if such deferral had not been required; provided, further, that a termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amount or benefit upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service,” and if you are deemed a “specified employee” within the meaning of Section 409A on the termination date, then any Severance payable to you under this letter agreement during the first six months and one day following the termination date that constitutes nonqualified deferred compensation within the meaning of Section 409A shall not be paid until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which you would otherwise have been entitled to during the period following the termination date, if such deferral had not been required.

(c) For purposes of Section 409A, your right to receive installment payments pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments.

(d) Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this letter agreement comply with the meaning of Section 409A, and accordingly, to the maximum extent permitted, this letter agreement shall be interpreted in a manner consistent therewith.

5. Competitive Activity; Non-Solicitation; Confidential Information.

(a) Acknowledgements and Agreements. You hereby acknowledge and agree that in the performance of your duties to the Company, you shall be brought into frequent contact with existing and potential customers of the Company throughout the world. You also agree that trade secrets and confidential information of the Company, more fully described in Section 5(e), you gained during your association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. You further understand and agree that the foregoing makes it necessary for the protection of the Company’s Business that you not compete with the Company during your employment with the Company and not compete with the Company for a reasonable period thereafter, as further provided in the following subsections.

(b) Covenants.

(i) Covenants During Employment. While employed by the Company, you shall not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, you shall not:

(1) enter into or engage in any business which competes with the Company’s Business;

(2) solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(3) divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(4) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii) Covenants Following Termination. For a period of one year following your termination of employment for any reason (such period the “Restrictive Period”), you shall not:

(1) enter into or engage in any business which competes with the Company’s Business within the Restricted Territory;

(2) solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business within the Restricted Territory;

(3) divert, entice or otherwise take away any customers, business, patronage or orders of the Company within the Restricted Territory, or attempt to do so; or

(4) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business within the Restricted Territory.

(iii) Indirect Competition. For the purposes of Sections 5(b)(i) and (ii) inclusive, but without limitation thereof, you shall be in violation thereof if you engage in any or all of the activities set forth therein directly as an individual on your own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which you or your spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than five percent (5%) of the outstanding stock.

(iv) If it shall be judicially determined that you have violated this Section 5(b), then the period applicable to each obligation that you shall have been determined to have violated shall automatically be extended by a period of time equal in length to the period during which such violation(s) occurred.

(c) The Company. For purposes of this Section 5, the “Company” shall include any and all direct and indirect subsidiary, parent, affiliated or related companies of the Company for which you worked or had responsibility at the time of termination of your employment and at any time during the two (2) year period prior to such termination.

(d) Non-Solicitation. You shall not, directly or indirectly, at any time, during the period of your employment or during the Restrictive Period, attempt to disrupt, damage, impair or interfere with the Company’s Business by raiding any of the Company’s employees or soliciting any of them to resign from their employment with the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives. You acknowledge that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e) Further Covenants

(i) You shall keep in strict confidence, and shall not, directly or indirectly, at any time, during or after your employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing your duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how your may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. You specifically acknowledge that all such confidential information, whether reduced to writing, maintained on any form of electronic media or maintained in your mind or memory, and whether compiled by the Company and/or you, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by you during your employment with the Company (except in the course of performing your duties and obligations to the Company) or after the termination of your employment shall constitute a misappropriation of the Company’s trade secrets.

(ii) The U. S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(iii) You agree that upon termination of your employment with the Company for any reason, you shall return to the Company, in good condition, all property of the Company, including, without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 7(e)(i) of this Agreement. In the event that such items are not so returned, the Company shall have the right to charge you for all reasonable damages, costs, attorneys’ fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

(f) Discoveries and Inventions: Work Made for Hire.

(i) You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by you for the Company, you shall assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. You have no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that you conceive and/or develop entirely on your own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by you for the Company. You agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one (1) year following the termination of your employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii) In order to determine the rights of you and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, you agree that during your employment, and for one (1) year after the termination of your employment, you shall disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by you solely or jointly with others. The Company agrees to keep any such disclosures confidential. You also agree to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials shall be the exclusive property of the Company. You agree that at the request of and without charge to the Company, but at the Company’s expense, you shall execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and shall assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that you shall do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten (10) business days, to secure your signature on a written assignment to the Company of any application for letters patent or to any common- law or statutory copyright or other property right therein, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoints the Corporate Secretary of the Company as your attorney- in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii) You acknowledge that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item shall recognize the Company as the copyright owner, shall contain all proper copyright notices, e.g., “(creation date) Ameriforge Group, Inc. d/b/a AF Global Corporation, All Rights Reserved,” and shall be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g) Communication of Contents of Agreement. While employed by the Company and during the Restrictive Period, you shall communicate the contents of Section 5 of this letter agreement to any person, firm, association, partnership, corporation or other entity that you intend to be employed by, associated with or represent.

(h) Confidentiality Agreements. You agree that you shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to your former employers. Except as indicated, you warrant that you are not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit your right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. You agree to provide the Company with a copy of any and all agreements with a third party that preclude or limit your right to make disclosures or to engage in any other activities contemplated by your employment with the Company.

(i) Nondisparagement. You shall not, at any time, during the period of your employment or thereafter, talk about or otherwise communicate to any third parties in a malicious, disparaging or defamatory manner regarding the Company or its subsidiaries or affiliates or any aspect of your employment with the Company. Further, you shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company or its subsidiaries or affiliates.

(j) Reasonableness. You acknowledge that your obligations under this Section 5 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if you were to violate such obligations. You further acknowledge that this letter agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this letter agreement and by other consideration, which you acknowledge constitutes good, valuable and sufficient consideration.

6. Remedies. You acknowledge and agree that the remedy at law available to the Company for breach of any of your obligations under this letter agreement would be inadequate. You therefore agree that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in Sections 5(b), 5(d), 5(e), 5(f), 5(g),

5(h), and 5(i) inclusive, of this letter agreement, without the necessity of proof of actual damage. In addition, if you violate any restrictive covenant set forth in Section 5 hereof or in any written agreement between you and the Company or its affiliates, then, in addition to any other remedies the Company is entitled to seek for your breach of contract, (a) the Company shall have no further obligation to pay any portion of the Severance, and all such future Severance shall be forfeited; and (b) you shall promptly return to the Company the after-tax value of any such Severance that you previously received from the Company.

7. Confidentiality. Except as specifically set forth in Section 5(g) of this letter agreement, you hereby agree that you will keep the terms of this letter agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this letter agreement confidential).

8. Withholding. The Company may withhold from all payments due to you under this letter agreement all taxes which, by applicable federal, state, local, or other law, the Company is required to withhold therefrom.

9. Assignment.

(a) This letter agreement is personal to you and, without the prior written consent of the Company, will not be assignable by you otherwise than by will or the laws of descent and distribution, and any assignment in violation of this letter agreement will be void. Notwithstanding the foregoing sentence, this letter agreement and all of your rights hereunder will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company (a “Successor”) to assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this letter agreement, the term “Company” will mean the Company as defined herein and any Successor and any permitted assignee to which this letter agreement is assigned.

10. Amendment/Waiver. No provisions of this letter agreement may be amended, modified, waived or discharged except by a written document signed by you and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion will not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

11. Entire Agreement. This letter agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. None of the parties will be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

12. Governing Law; Venue. This letter agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Texas. You agree that the state and federal courts located in the State of Texas shall have jurisdiction in any action, suit or proceeding against you based on or arising out of this letter agreement and you hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against you; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

13. Definitions. For purposes of this letter agreement, the following definitions will apply:

(a) “Cause” shall mean (i) your continued failure to diligently to perform your duties with the Company or any of its subsidiaries ten (10) days after written notice of such failure has been given to you by the Company or any of its affiliates, (ii) your gross negligence or willful misconduct which causes material injury, monetary or otherwise, to the Company or any of its affiliates, (iii) your indictment for, or conviction or entry of a plea of guilty or nolo contendere to (1) any felony or (2) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts that has a substantial and adverse effect on your qualifications or ability to perform your duties, (iv) your intentional action which you know would not comply with the laws of the United States or any other jurisdiction applicable to your actions on behalf of the Company or any of its subsidiaries, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 U.S.C. 78 (the “FCPA”), as the FCPA may hereafter be amended, and/or its successor statutes; or (v) your use of illegal drugs or habitual drunkenness.

(b) “Company’s Business” means the business of providing technology, services, and fully-integrated manufacturing capabilities to the oil and gas, general industrial, aerospace, and power generation industries, as further described in any and all manufacturing, marketing and sales manuals and materials and/or websites of the Company, as the same may be altered, amended, supplemented or otherwise changed from time to time.

(c) “Disability” shall mean “disability” pursuant to the standards set forth in, or in circumstances where you qualify for receipt of benefits under, the long-term disability plan of the Company.

(d) “Good Reason” shall mean (in the absence of a signed written consent) your termination of your employment in connection with or based upon and within 90 days of the occurrence of one of the following events: (i) a reduction in your base salary or annual bonus percentage opportunity in such a manner so that you will not be entitled to receive substantially the same base salary and annual bonus opportunity, other than as a result of a general across the board salary reduction applicable to all senior executives of the

Company or any subsididary; (ii) a material reduction in your title, which shall not include removal as a member of the Company’s Board of Directors or any similar governing body of any subsidiary; or (iii) the relocation of your primary place of work by more than 50 miles, in each case which is not cured within 30 days following the Company’s receipt of written notice from you describing the event constituting Good Reason, which must be provided within 60 days of the occurrence of the applicable event.

(e) “Restricted Territory” means: (i) the United States of America, (ii) the geographic area(s) within a fifty (50) mile radius of any and all Company location(s) in, to or for which you worked, to which you were assigned or had any responsibility (either direct or supervisory) at the time of termination of your employment and at any time during the two (2) year period prior to such termination; and (iii) all of the specific customer accounts, whether within or outside of the geographic area described in (i) or (ii) above, with which you had any contact or for which you had any responsibility (either direct or supervisory) at the time of termination of your employment and at any time during the two (2) year period prior to such termination.

14. Counterparts. This letter agreement may be executed in two or more counterparts (including by facsimile of PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this letter agreement effective as of the day and year first written above.

By:	/s/ Jack L. Foster
Name:	Jack L. Foster
Title:	EVP Human Resources

Accepted and Agreed:

By:	/s/ Tom Giles
Name:	Tom Giles